Exhibit 99.1

Avis Budget Group Enters into New Cooperation Agreement With

SRS Investment Management

Jagdeep Pahwa and Carl Sparks Appointed to Board

SRS Agrees to Support All Company Nominees at the 2018 Annual Meeting

Company to Terminate Shareholder Rights Plan

PARSIPPANY, N.J., April 16, 2018 — Avis Budget Group, Inc. (NASDAQ:CAR) today announced that it has entered into a new cooperation agreement with SRS Investment Management, LLC (“SRS”), the Company’s largest shareholder for the last several years. The Company also announced that, effective April 16, 2018, it is terminating the Shareholder Rights Plan it adopted in January 2018.

The terms of the new cooperation agreement include the appointment to the Avis Budget Group Board of Jagdeep Pahwa, the President of SRS, and Carl Sparks, an independent candidate nominated by SRS, effective April 20, 2018, which will temporarily expand the Board to 14 members. Brian Choi, a partner at SRS and Board member since 2016, and Sanoke Viswanathan, an independent director nominated to the Board by SRS in 2016, will be re-nominated to the Board.

The Company’s slate for election at the 2018 Annual Meeting also includes Glenn Lurie and Francis Shammo, new independent nominees with significant technology and mobility expertise who were identified by Avis Budget Group, reflecting the Board’s commitment to refreshment.

As previously announced, three current Company directors are not standing for re-election at the 2018 Annual Meeting. Coupled with the addition of Messrs. Lurie and Shammo, this will reduce the size of the Board to 13 directors. In addition, the Company has agreed that at the 2019 Annual Meeting, one incumbent director will not stand for reelection, reducing the size of the Board to 12 directors.

In addition, SRS has agreed to a standstill and voting commitments beginning on the date of the new cooperation agreement and ending on the earlier of January 25, 2020, or 30 days prior to the last date for which notice of a shareholder’s intention to nominate any individual as a director of the Company at the 2020 Annual Meeting of Shareholders must be received by the Company.

SRS will vote all of its shares in favor of the Company’s nominees and other proposals at any meeting of the Company’s shareholders during the standstill period, subject to certain exceptions. SRS will be permitted to increase its equity ownership stake in the Company to 20% of the shares outstanding and has committed to vote any shares in excess of 20% (resulting from Company share repurchases or other reductions in outstanding shares) in proportion to the Company’s other shareholders.

“We have had a strong relationship with SRS for many years and appreciate their insight and ongoing support for our strategy to maximize shareholder value,” said Leonard S. Coleman, lead independent director of Avis Budget Group. “We are pleased to have put in place a new cooperation agreement with our largest shareholder and are immediately terminating the Shareholder Rights Plan well before its scheduled expiration.”

Karthik Sarma, Founder and Portfolio Manager of SRS, said, “We are pleased to have reached a new cooperation agreement with Avis Budget Group. This agreement to appoint our four director nominees, along with the addition of Messrs. Lurie and Shammo as independent directors, is an important step in refreshing the Avis Budget Group Board. We look forward to continue working with the Board and management team to achieve operating excellence, navigate the rapidly evolving world of mobility and drive value for all Avis Budget Group shareholders.”

The complete agreement between Avis Budget Group and SRS, as well as the amendment to the Shareholder Rights Plan, will be included in a Form 8-K to be filed with the Securities and Exchange Commission.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of vehicle rental and other mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 31,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2017 included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the U.S. Securities and Exchange Commission (the “SEC”) from time to time. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Additional Information and Where to Find It

The Company has filed a preliminary proxy statement and a form of associated proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2018 Annual Meeting of Shareholders, and prior to the 2018 Annual Meeting of Shareholders, the Company intends to file a definitive proxy statement and form of proxy card with the SEC. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at www.avisbudgetgroup.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Company’s preliminary proxy statement filed with the SEC on April 2, 2018 with respect to the Company’s 2018 Annual Meeting of Shareholders and, with respect to directors and executive officers appointed following such date, in certain of the Company’s other SEC filings made subsequent to the date of such proxy statement. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

Contacts:	Investors Neal Goldner (973) 496-5086 IR@avisbudget.com	Media Alice Pereira (973) 496-3916 PR@avisbudget.com

George Sard/David Millar Sard Verbinnen & Co. (212) 687-8080 AvisBudget-SVC@sardverb.com

# # #